EXHIBIT 99.4

Item 8.  Financial Statements and Supplementary Data

Index to Consolidated Financial Statements

Page

Consolidated Financial Statements as of September 1, 2005, and September 2, 2004, and for the fiscal years ended September 1, 2005, September 2, 2004 and August 28, 2003:

Consolidated Statements of Operations	2

Consolidated Balance Sheets	3

Consolidated Statements of Shareholders’ Equity	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6

Report of Independent Registered Public Accounting Firm	22

Financial Statement Schedule:

Schedule II – Valuation and Qualifying Accounts	23

MICRON TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in millions except per share amounts)

For the year ended	September 1, 2005	September 2, 2004	August 28, 2003

Net sales	$4,880.2	$4,404.2	$3,091.3
Cost of goods sold	3,734.4	3,089.5	3,112.0
Gross margin	1,145.8	1,314.7	(20.7)

Selling, general and administrative	348.3	332.0	358.2
Research and development	603.7	754.9	656.4
Restructure	(1.4)	(22.5)	109.2
Other operating (income) expense, net	(22.3)	0.6	42.0
Operating income (loss)	217.5	249.7	(1,186.5)

Interest income	31.5	15.2	18.1
Interest expense	(46.9)	(36.0)	(36.5)
Other non-operating income (expense), net	(3.5)	3.1	4.7
Income (loss) before taxes	198.6	232.0	(1,200.2)

Income tax (provision)	(10.6)	(74.8)	(73.0)
Net income (loss)	$188.0	$157.2	$(1,273.2)

Earnings (loss) per share:
Basic	$0.29	$0.24	$(2.11)
Diluted	0.29	0.24	(2.11)

Number of shares used in per share calculations:
Basic	647.7	641.5	607.5
Diluted	702.0	645.7	607.5

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in millions except par value amounts)

As of	September 1, 2005	September 2, 2004

Assets
Cash and equivalents	$524.5	$486.1
Short-term investments	765.9	744.9
Receivables	794.4	773.7
Inventories	771.5	578.1
Prepaid expenses	37.8	37.4
Deferred income taxes	31.5	18.5
Total current assets	2,925.6	2,638.7
Intangible assets, net	260.2	276.2
Property, plant and equipment, net	4,683.8	4,712.7
Deferred income taxes	29.9	41.4
Restricted cash	50.2	27.6
Other assets	56.7	63.4
Total assets	$8,006.4	$7,760.0

Liabilities and shareholders’ equity
Accounts payable and accrued expenses	$752.5	$796.2
Deferred income	30.3	35.2
Equipment purchase contracts	48.8	70.1
Current portion of long-term debt	147.0	70.6
Total current liabilities	978.6	972.1
Long-term debt	1,020.2	1,027.9
Deferred income taxes	35.2	42.0
Other liabilities	125.6	103.2
Total liabilities	2,159.6	2,145.2

Commitments and contingencies

Common stock, $0.10 par value, authorized 3.0 billion shares, issued and outstanding 616.2 million and 611.5 million shares	61.6	61.2
Additional capital	4,707.4	4,663.9
Retained earnings	1,078.1	890.1
Accumulated other comprehensive loss	(0.3)	(0.4)
Total shareholders’ equity	5,846.8	5,614.8
Total liabilities and shareholders’ equity	$8,006.4	$7,760.0

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Amounts in millions)

					Accumulated
	Common Stock				Other	Total
	Number		Additional	Retained	Comprehensive	Shareholders’
	of Shares	Amount	Capital	Earnings	Income (Loss)	Equity

Balance at August 29, 2002	604.4	$60.3	$4,229.6	$2,015.5	$1.0	$6,306.4

Comprehensive income (loss):
Net loss				(1,273.2)		(1,273.2)
Other comprehensive income (loss):
Net change in unrealized gain (loss) on investments, net of tax					(0.9)	(0.9)
Total comprehensive income (loss)						(1,274.1)

Stock issued under stock plans	5.7	0.5	56.9			57.4
Purchase of call spread options			(109.1)			(109.1)
Repurchase and retirement of common stock	(0.2)		(1.1)	(2.2)		(3.3)
Redeemable common stock accretion				(6.3)		(6.3)
Balance at August 28, 2003	609.9	$60.8	$4,176.3	$733.8	$0.1	$4,971.0

Comprehensive income:
Net income				157.2		157.2
Other comprehensive income (loss):
Net change in unrealized gain (loss)on investments, net of tax					(0.5)	(0.5)
Total comprehensive income						156.7

Stock issued under stock plans	3.1	0.4	37.6			38.0
Issuance of stock rights			450.0			450.0
Redemption of common stock	(1.5)
Redeemable common stock accretion and fair value adjustment				(0.9)		(0.9)
Balance at September 2, 2004	611.5	$61.2	$4,663.9	$890.1	$(0.4)	$5,614.8

Comprehensive income:
Net income				188.0		188.0
Other comprehensive income (loss):
Net change in unrealized gain (loss) on investments, net of tax					0.1	0.1
Total comprehensive income						188.1

Stock issued under stock plans	4.7	0.4	43.5			43.9
Balance at September 1, 2005	616.2	$61.6	$4,707.4	$1,078.1	$(0.3)	$5,846.8

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in millions)

For the year ended	September 1, 2005	September 2, 2004	August 28, 2003

Cash flows from operating activities
Net income (loss)	$188.0	$157.2	$(1,273.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,264.5	1,217.5	1,209.9
Noncash restructure and other charges (benefits)	(1.6)	(37.0)	85.2
Provision to write down inventories to estimated market values	—	—	307.0
Loss (gain) from write-down or disposition of equipment	(12.7)	(3.9)	48.4
Loss (gain) from write-down or disposition of investments	0.8	0.6	(0.6)
Change in operating assets and liabilities:
Increase in receivables	(22.4)	(130.9)	(103.8)
Increase in inventories	(193.3)	(160.5)	(196.2)
Increase in accounts payable and accrued expenses	11.1	30.1	98.8
Deferred income taxes	(9.7)	57.8	70.5
Other	13.1	27.9	38.2
Net cash provided by operating activities	1,237.8	1,158.8	284.2

Cash flows from investing activities
Purchases of available-for-sale securities	(1,848.6)	(1,799.4)	(758.0)
Expenditures for property, plant and equipment	(1,064.8)	(1,080.7)	(821.5)
(Increase) decrease in restricted cash	(23.4)	101.6	(75.1)
Proceeds from maturities of available-for-sale securities	1,825.8	1,179.0	832.0
Proceeds from sales of property, plant and equipment	47.2	92.7	20.0
Proceeds from sales of available-for-sale securities	10.3	225.7	319.1
Other	(30.4)	(31.6)	(34.6)
Net cash used for investing activities	(1,083.9)	(1,312.7)	(518.1)

Cash flows from financing activities
Proceeds from issuance of debt	221.4	63.5	667.5
Proceeds from equipment sale-leaseback transactions	161.3	37.6	60.6
Proceeds from issuance of common stock	40.9	37.0	53.5
Proceeds from issuance of stock rights	—	450.0	—
Repayments of debt	(300.0)	(106.9)	(106.0)
Payments on equipment purchase contracts	(236.0)	(343.7)	(143.2)
Debt issuance costs	(3.2)	(0.3)	(17.3)
Redemption of common stock	—	(67.5)	—
Purchase of call spread options	—	—	(109.1)
Other	0.1	—	—
Net cash provided by (used for) financing activities	(115.5)	69.7	406.0

Net increase (decrease) in cash and equivalents	38.4	(84.2)	172.1
Cash and equivalents at beginning of year	486.1	570.3	398.2
Cash and equivalents at end of year	$524.5	$486.1	$570.3

Supplemental disclosures
Income taxes refunded (paid), net	$(20.7)	$9.8	$104.9
Interest paid, net of amounts capitalized	(58.1)	(27.4)	(27.1)
Noncash investing and financing activities:
Equipment acquisitions on contracts payable and capital leases	372.3	280.0	292.1

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All tabular dollar amounts in millions except per share amounts)

Significant Accounting Policies

Basis of presentation:  Micron Technology, Inc. and its subsidiaries (hereinafter referred to collectively as the “Company”) manufacture and market DRAM, NAND Flash memory, CMOS image sensors and other semiconductor components.  The Company has two reportable segments, Memory and Imaging.   The Memory segment’s primary products are DRAM and NAND Flash and the Imaging segment’s primary product is CMOS image sensors.  The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its consolidated subsidiaries.  All significant intercompany transactions and balances have been eliminated.

The Company’s fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31.  The Company’s fiscal 2005 and 2003 contained 52 weeks.  The Company’s fiscal 2004 contained 53 weeks.  All period references are to the Company’s fiscal periods unless otherwise indicated.

Reclassifications:  Certain reclassifications have been made, none of which affected results of operations, to present the financial statements on a consistent basis.

Use of estimates:  The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures.  Estimates and judgments are based on historical experience, forecasted future events and various other assumptions that the Company believes to be reasonable under the circumstances.  Estimates and judgments may differ under different assumptions or conditions.  The Company evaluates its estimates and judgments on an ongoing basis.  Actual results could differ from estimates.

Certain concentrations:  Approximately 70% of the Company’s net sales for 2005 were to the computing market, including desktop PCs, notebooks, servers and workstations.  Sales to one customer were 12.2%, 14.1 % and 14.9% of the Company’s net sales in 2005, 2004 and 2003, respectively.  Sales to another customer were 11.3%, 13.2% and 13.2% of the Company’s net sales in 2005, 2004 and 2003, respectively.  Sales of DRAM products constituted 87% of the Company’s net sales for 2005 and no other product group individually constituted greater than 10% of the Company’s net sales.  Certain components used by the Company in manufacturing semiconductor products are available from a limited number of suppliers.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, investment securities and trade receivables.  The Company invests through high-credit-quality financial institutions and, by policy, limits the concentration of credit exposure by restricting investments with any single obligor.  A concentration of credit risk may exist with respect to trade receivables as a substantial portion of the Company’s customers are affiliated with the computing industry.  The Company performs ongoing credit evaluations of customers worldwide and generally does not require collateral from its customers.  Historically, the Company has not experienced significant losses on receivables.

Product warranty:  The Company generally provides a limited warranty that its products are in compliance with Company specifications existing at the time of delivery.  Under the Company’s general terms and conditions of sale, liability for certain failures of product during a stated warranty period is usually limited to repair or replacement of defective items or return of, or a credit with respect to, amounts paid for such items.  Under certain circumstances, the Company may provide more extensive limited warranty coverage and general legal principles may impose upon the Company more extensive liability than that provided under the Company’s general terms and conditions.  The Company’s warranty obligations are not material.

Revenue recognition: The Company recognizes revenue when persuasive evidence of a sales arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is reasonably assured.  Because of frequent changes in market prices for the Company’s products, sales made under agreements allowing pricing protection or rights of return (other than for product warranty) are deferred until customers have sold the product.

Research and development:  Costs related to the conceptual formulation and design of products and processes are expensed as research and development as incurred.  Determining when product development is complete requires judgment by the Company.  The Company deems development of a product complete once the product has been thoroughly reviewed and tested for performance and reliability.  Subsequent to product qualification, product costs are valued in inventory.

Stock-based compensation:  Through 2005, the Company’s employee stock plans were accounted for using the intrinsic value method prescribed by APB No. 25, “Accounting for Stock Issued to Employees.”  The Company utilizes the Black-Scholes option valuation model to value stock options for pro forma presentation of income and per share data as if the fair value based method in Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” had been used to account for stock-based compensation.  The following presents pro forma income (loss) and per share data as if a fair value based method had been used to account for stock-based compensation:

	2005	2004	2003

Net income (loss), as reported	$188.0	$157.2	$(1,273.2)
Redeemable common stock accretion	—	(0.5)	(6.3)
Redeemable common stock fair value adjustment	—	(0.4)	—
Net income (loss) available to common shareholders	188.0	156.3	(1,279.5)
Stock-based employee compensation expense included in reported net income (loss), net of tax	1.8	—	0.4
Less total stock-based employee compensation expense determined under a fair value-based method for all awards, net of tax	(264.7)	(203.9)	(295.2)
Pro forma net income (loss) available to common shareholders	$(74.9)	$(47.6)	$(1,574.3)

Earnings (loss) per share:
Basic, as reported	$0.29	$0.24	$(2.11)
Basic, pro forma	(0.12)	(0.07)	(2.59)

Diluted, as reported	$0.29	$0.24	$(2.11)
Diluted, pro forma	(0.12)	(0.07)	(2.59)

Stock-based compensation expense in the above presentation does not reflect any significant income taxes, which is consistent with the Company’s treatment of income or loss from its U.S. operations.  (See “Income Taxes” note.)

On April 4, 2005, the Company accelerated the vesting of approximately 44.6 million unvested stock options outstanding under the Company’s stock plans with exercise prices per share of $12.00 or higher.  The options had a range of exercise prices of $12.00 to $44.90 and a weighted average exercise price of $14.08.  The closing price of the Company’s common stock on April 1, 2005, the last trading day before the acceleration, was $10.26.  The acceleration was effective as of April 4, 2005.  The purpose of the accelerated vesting was to enable the Company to avoid recognizing compensation expense associated with these options upon adoption of SFAS No. 123(R).  The aggregate pre-tax expense associated with the accelerated options that would have been reflected in the Company’s consolidated financial statements in future fiscal years was approximately $100 million, which is included in pro forma stock-based employee compensation expense for 2005.

Functional currency:  The U.S. dollar is the Company’s functional currency for substantially all of its operations.

Earnings per share:  Basic earnings per share is computed based on the weighted average number of common shares and stock rights outstanding.  Diluted earnings per share is computed based on the weighted average number of common shares outstanding plus the dilutive effects of stock options, warrants and convertible notes.  Potential common shares that would increase earnings per share amounts or decrease loss per share amounts are antidilutive and are, therefore, excluded from earnings per share calculations.  Basic and diluted earnings per share computations reflect the effect of accretion of, and fair value adjustment to, redeemable common stock.

Financial instruments:  Cash equivalents include highly liquid short-term investments with original maturities of three months or less, readily convertible to known amounts of cash.  Investments with original maturities greater than three months and remaining maturities less than one year are classified as short-term investments.  Investments with remaining maturities greater than one year are classified as other noncurrent assets.  Securities classified as available-for-sale are stated at market value.  The carrying value of investment securities sold is determined using the specific identification method.

The amounts reported as cash and equivalents, short-term investments, receivables, other assets, accounts payable and accrued expenses and equipment purchase contracts approximate their fair values.  The estimated fair value of the Company’s debt was $1.2 billion as of September 1, 2005 and September 2, 2004.  The fair value estimates presented herein were based on market interest rates and other market information available to management as of each balance sheet date presented.  The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.  The approximate fair values do not take into consideration expenses that could be incurred in an actual settlement.

Inventories:  Inventories are stated at the lower of average cost or market value.  Cost includes labor, material and overhead costs, including product and process technology costs.  Determining market value of inventories involves numerous judgments, including projecting average selling prices and sales volumes for future periods and costs to complete products in work in process inventories.  As a result of these analyses, when market values are below the Company’s costs, the Company records a charge to cost of goods sold in advance of when the inventory is actually sold.

Product and process technology:  Costs incurred to acquire product and process technology or to patent technology developed by the Company are capitalized and amortized on a straight-line basis over periods currently ranging up to 10 years.  The Company capitalizes a portion of costs incurred based on its analysis of historical and projected patents issued as a percent of patents filed.  Capitalized product and process technology costs are amortized over the shorter of (i) the estimated useful life of the technology, (ii) the patent term or (iii) the term of the technology agreement.  Fully-amortized costs are removed from product and process technology and accumulated amortization.

Property, plant and equipment:  Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of 5 to 30 years for buildings, 2 to 20 years for equipment and 2 to 5 years for software.  Assets held for sale are carried at the lower of cost or estimated fair value and are included in other noncurrent assets.  When property or equipment is retired or otherwise disposed of, the net book value of the asset is removed from the Company’s accounts and any net gain or loss is included in the Company’s results of operations.

The Company capitalizes interest on borrowings during the active construction period of major capital projects.  Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of the assets.  The Company capitalized interest costs of $1.8 million, $1.1 million and $3.4 million in 2005, 2004 and 2003, respectively, in connection with various capital projects.

Recently Issued Accounting Standards:  In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections.”  SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle.  The Company is required to adopt SFAS No. 154 for accounting changes and error corrections that occur after the beginning of 2007.  The Company’s results of operations and financial condition will only be impacted following the adoption of SFAS No. 154 if it implements changes in accounting principle that are addressed by the standard or corrects accounting errors in future periods.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated even though uncertainty exists about the timing and (or) method of settlement.  The Company is required to adopt Interpretation No. 47 prior to the end of 2006.  The Company is currently assessing the impact of Interpretation No. 47 on its results of operations and financial condition.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.”  SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services or incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments, focusing primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  SFAS No. 123(R) requires public entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and recognize the cost over the period during which an employee is required to provide service in exchange for the award.  In March 2005, the U.S. Securities and Exchange Commission (“SEC”) issued SAB 107 which expresses views of the SEC staff regarding the application of SFAS No. 123(R).  Among other things, SAB 107 provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations as well as provides the SEC staff’s views regarding the valuation of share-based payment arrangements for public companies.  The Company is required to adopt SFAS No. 123(R) in the beginning of 2006.  Upon adoption, the Company will record non-cash stock compensation expense primarily associated with future grants of stock options, which will have an adverse effect on its results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets – An Amendment of APB Opinion No. 29,” which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  The Company is required to adopt SFAS No. 153 for nonmonetary asset exchanges occurring in the first quarter of 2006 and its adoption is not expected to have a significant effect on the Company’s results of operations or financial condition.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs – An Amendment of ARB No. 43, Chapter 4,” which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage).  The Company is required to adopt SFAS No. 151 in the beginning of 2006 and its adoption is not expected to have a significant effect on the Company’s results of operations or financial condition.

Supplemental Balance Sheet Information

Investment Securities	2005	2004

Available-for-sale securities:
Commercial paper	$484.6	$286.2
U.S. government and agencies	396.5	664.2
Repurchase agreements	48.3	86.9
Certificates of deposit	47.2	118.9
Other	68.7	22.4
	1,045.3	1,178.6
Less cash equivalents	(276.5)	(431.0)
Less noncurrent investments	(2.9)	(2.7)
Short-term investments	$765.9	$744.9

Gross unrealized gains and losses as of the end of the periods shown above were de minimis as were gross realized gains and losses in 2005, 2004 and 2003.  Debt securities of $995.2 million held by the Company as of September 1, 2005, have contractual maturities within one year.

Receivables	2005	2004

Trade receivables	$719.7	$710.4
Joint venture	24.0	23.8
Taxes other than income	24.0	14.8
Income taxes	8.6	9.6
Other	20.2	17.0
Allowance for doubtful accounts	(2.1)	(1.9)
	$794.4	$773.7

Inventories	2005	2004

Finished goods	$271.1	$151.0
Work in process	395.1	337.9
Raw materials and supplies	129.0	115.6
Allowance for obsolescence	(23.7)	(26.4)
	$771.5	$578.1

The Company recognized write-downs aggregating $307.0 million in 2003 to record work in process and finished goods inventories at their estimated market values.

	2005		2004
Intangible Assets	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization

Product and process technology	$384.6	$(177.7)	$364.2	$(153.6)
Joint venture supply arrangement	105.0	(54.7)	105.0	(43.0)
Other	5.3	(2.3)	5.3	(1.7)
	$494.9	$(234.7)	$474.5	$(198.3)

During 2005, the Company capitalized $34.7 million for product and process technology with a weighted average useful life of ten years.  During 2004, the Company capitalized $37.0 million for product and process technology with a weighted average useful life of ten years.  As part of a restructure plan announced in the second quarter of 2003, the Company wrote off net carrying values of $16.1 million of product and process technology and $2.5 million of other intangible assets associated with discontinued products, including SRAM and TCAM products.  (See “Restructure and Other Charges” note.)

Amortization expense for intangible assets was $50.8 million, $50.3 million and $51.1 million in 2005, 2004 and 2003, respectively.  Annual amortization expense for intangible assets held as of September 1, 2005, is estimated to be $51.1 million for 2006, $49.2 million for 2007, $48.5 million for 2008, $37.5 million for 2009 and $29.0 million for 2010.

Property, Plant and Equipment	2005	2004

Land	$108.5	$108.9
Buildings	2,419.0	2,311.0
Equipment	8,045.5	7,339.4
Construction in progress	235.8	250.0
Software	220.3	213.8
	11,029.1	10,223.1
Accumulated depreciation	(6,345.3)	(5,510.4)
	$4,683.8	$4,712.7

Depreciation expense was $1,211.4 million, $1,166.3 million and $1,157.8 million for 2005, 2004 and 2003, respectively.

The Company has a manufacturing facility in Utah that is only partially utilized.  The Utah facility had a net book value of $683.7 million as of September 1, 2005.  A portion of the Utah facility is being used for component test operations.  The Company is depreciating substantially all assets at the Utah facility other than $192.1 million included in construction in progress as of September 1, 2005.  Increased utilization of the facility is dependent upon market conditions, including, but not limited to, worldwide market supply of, and demand for, semiconductor products and the Company’s operations, cash flows and alternative capacity utilization opportunities.

As part of a restructure plan announced in the second quarter of 2003, the Company recorded impairment charges of $42.6 million in 2003 to writedown the carrying value of certain assets used in the Company’s 200mm production line in Virginia, which was shut down as part of the restructure plan.  (See “Restructure and Other Charges” note.)

Accounts Payable and Accrued Expenses	2005	2004

Accounts payable	$393.6	$419.7
Salaries, wages and benefits	167.3	171.4
Joint venture	51.4	56.8
Taxes other than income	17.1	20.7
Other	123.1	127.6
	$752.5	$796.2

Debt	2005	2004

Convertible subordinated notes payable, face amount of $632.5 million, net of fair value adjustments (as underlying on fair-value hedge) of $10.2 million and $0.4 million, interest rate of 2.5%, due February 2010	$622.3	$632.1
Subordinated notes payable, face amount of $210.0 million, net of unamortized discount of $8.5 million, stated interest rate of 6.5%, effective yield to maturity of 10.7%, due September 2005	—	201.5
Notes payable in periodic installments through July 2015, weighted average interest rate of 1.9% and 3.0%	347.5	187.1
Capital lease obligations payable in monthly installments through January 2009, weighted average imputed interest rate of 6.4% and 6.6%	197.4	77.8
	1,167.2	1,098.5
Less current portion	(147.0)	(70.6)
	$1,020.2	$1,027.9

In the third quarter of 2005, the Company entered into two yen-dominated loans aggregating 23.5 billion yen ($221.4 million), payable in semi-annual installments through 2010.  The first, a syndicated term loan for 13.5 billion yen bears interest at the 6-month Tokyo Interbank Offered Rate (“TIBOR”) plus 1.25% (1.35% as of September 1, 2005) and requires the Company to maintain a deposit with the lead bank ($14.5 million as of September 1, 2005), which is included in restricted cash in the accompanying consolidated balance sheet.  The second loan for 10.0 billion yen bears interest at a fixed rate of 0.95% and is collateralized by certain equipment owned by the Company.

As of September 1, 2005, notes payable of $298.9 million denominated in Japanese yen were at a weighted average interest rate of 1.2%.

In 2005, the Company received $161.3 million in proceeds from sales-leaseback transactions and as a result recorded capital lease obligations aggregating $157.3 million with a weighted average imputed interest rate of 6.3%, payable in periodic installments through January 2009.

In February 2003, the Company issued $632.5 million of 2.5% Convertible Subordinated Notes due February 1, 2010 (the “Notes”).  Holders of the Notes may convert all or some of their Notes at any time prior to maturity, unless previously redeemed or repurchased, into the Company’s common stock at a conversion rate of 84.8320 shares for each $1,000 principal amount of Notes.  This conversion rate is equivalent to a conversion price of approximately $11.79 per share.  The Company may redeem the notes at any time after February 6, 2006, at declining premiums to par.

Certain notes payable are collateralized by property, plant and equipment with a carrying value of $302.3 million as of September 1, 2005.  Equipment under capital leases and accumulated amortization thereon were $253.8 million and $73.8 million, respectively, as of September 1, 2005, and $108.1 million and $38.0 million, respectively, as of September 2, 2004.

As of September 1, 2005, maturities of notes payable and future minimum lease payments under capital lease obligations were as follows:

Fiscal year	Notes Payable	Capital Lease Obligations

2006	$93.4	$64.3
2007	86.6	49.2
2008	66.7	50.1
2009	48.2	57.8
2010	680.2	—
2011 and thereafter	4.9	—
Fair-value adjustment	(10.2)	—
Interest	—	(24.0)
	$969.8	$197.4

Interest Rate Swap:  The Company entered into an interest rate swap agreement (the “Swap”) that effectively converted, beginning August 29, 2003, the fixed interest rate on the Company’s 2.5% Convertible Subordinated Notes (the “Notes”) to a variable interest rate based on the 3-month London Interbank Offering Rate (“LIBOR”) less 65 basis points (average rate of 1.99% for 2005).  The Swap qualifies as a fair-value hedge under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.  The gain or loss from changes in the fair value of the Swap is expected to be highly effective at offsetting the gain or loss from changes in the fair value of the Notes attributable to changes in interest rates.  The Company measures the effectiveness of the Swap using regression analysis.  The Company recognizes changes in the fair value of the Swap and changes in the fair value of the Notes since inception of the Swap in the accompanying consolidated balance sheets.  Through September 1, 2005, the cumulative difference between the change in the fair value of the Swap and the change in the fair value of the Notes was de minimis.  As of September 1, 2005, the Company had pledged $34.5 million as collateral for the Swap which is included in restricted cash in the accompanying consolidated balance sheet.  The amount of collateral fluctuates based on the fair value of the Swap.  The Swap will terminate if the closing price of the Company’s common stock is at or exceeds $14.15 after February 6, 2006.

Call Spread Options:  Concurrent with the issuance of the Notes, the Company purchased call spread options (the “Call Spread Options”) covering 53.7 million shares of the Company’s common stock, which is the number of shares issuable upon conversion of the Notes in full.  The Call Spread Options have a lower strike price of $11.79, a higher strike price of $18.19, may be settled at the Company’s option either in cash or net shares and expire on January 29, 2008.  Settlement of the Call Spread Options in cash on January 29, 2008, the expiration date, would result in the Company receiving an amount ranging from zero if the market price per share of the Company’s common stock is at or below $11.79 to a maximum of $343.4 million if the market price per share of the Company’s common stock is at or above $18.19.  Settlement of the Call Spread Options in net shares on the expiration date would result in the Company receiving a number of shares of the Company’s common stock, not to exceed 18.9 million shares, with a value equal to the amount otherwise receivable on cash settlement.  Should there be an early unwind of the Call Spread Options, the amount of cash or net shares potentially received by the Company will be dependent upon then existing overall market conditions, and on the Company’s stock price, the volatility of the Company’s stock and the amount of time remaining on the Call Spread Options.  The Call Spread Options therefore have the potential of limiting the dilution associated with the conversion of the Notes from 53.7 million shares to as few as 34.8 million shares.  The Call Spread Option transactions, including fees and costs of $109.1 million, are accounted for as capital transactions.

Commitments

As of September 1, 2005, the Company had commitments of approximately $250 million for the acquisition of property, plant and equipment.  The Company leases certain facilities, equipment and software under operating leases.  Total rental expense on all operating leases was $23.4 million, $21.1 million and $24.6 million for 2005, 2004 and 2003, respectively.  Minimum future rental commitments under operating leases aggregated $60.8 million as of September 1, 2005, and are payable as follows:  $18.1 million in 2006; $8.3 million in 2007; $5.7 million in 2008; $3.0 million in 2009; $2.5 million in 2010, $23.2 million in 2011 and thereafter.

Contingencies

As is typical in the semiconductor and other high technology industries, from time to time, others have asserted, and may in the future assert, that the Company’s products or manufacturing processes infringe their intellectual property rights.  In this regard, the Company is engaged in litigation with Rambus, Inc. (“Rambus”) relating to certain of Rambus’ patents and certain of the Company’s claims and defenses.  Lawsuits between Rambus and the Company are pending in the United States, Germany, France, the United Kingdom and Italy.  The Company also is engaged in litigation with Tessera, Inc. (“Tessera”) relating to certain of Tessera’s patents and certain of the Company’s patents in the U.S. District Court for the Eastern District of Texas.  Among other things, the above lawsuits pertain to certain of the Company’s SDRAM, DDR SDRAM, and DDR2 SDRAM products, which account for a significant portion of net sales.  The Company is unable to predict the outcome of assertions of infringement made against the Company.  A court determination that the Company’s products or manufacturing processes infringe the intellectual property rights of others could result in significant liability and/or require the Company to make material changes to its products and/or manufacturing processes.  Any of the foregoing could have a material adverse effect on the Company’s business, results of operations or financial condition.

On June 17, 2002, the Company received a grand jury subpoena from the U.S. District Court for the Northern District of California seeking information regarding an investigation by the Antitrust Division of the Department of Justice (the “DOJ”) into possible antitrust violations in the “Dynamic Random Access Memory” or “DRAM” industry.  The Company is cooperating fully and actively with the DOJ in its investigation.  The Company’s cooperation is pursuant to the terms of the DOJ’s Corporate Leniency Policy, which provides that in exchange for the Company’s full, continuing and complete cooperation in the pending investigation, the Company will not be subject to prosecution, fines or other penalties from the DOJ.  Subsequent to the commencement of the DOJ investigation, at least eighty-three (four of which have been voluntarily dismissed) purported class action lawsuits have been filed against the Company and other DRAM suppliers in various federal and state courts in the United States and in Puerto Rico by direct and indirect purchasers alleging price-fixing in violation of federal antitrust laws, violations of state unfair competition law, and/or unjust enrichment relating to the sale and pricing of DRAM products.  The complaints seek treble damages for the alleged damages sustained by purported class members, in addition to restitution, costs and attorneys’ fees, as well as an injunction against the allegedly unlawful conduct.  Three purported class action lawsuits also have been filed in Canada, alleging violations of the Canadian Competition Act.  The substantive allegations in these cases are similar to those asserted in the cases filed in the United States and Puerto Rico.  The Company is unable to predict the outcome of these suits.  Based upon the Company’s analysis of the claims made and the nature of the DRAM industry, the Company believes that class treatment of these cases is not appropriate and that any purported injury alleged by plaintiffs in the direct purchaser cases would be more appropriately resolved on a customer-by-customer basis.  In addition, the Attorneys General of Arkansas, California, Colorado, Delaware, Florida, Hawaii, Idaho, Illinois, Iowa, Louisiana, Maryland, Mississippi, Nevada, New Jersey, New Mexico, New York, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Texas, Utah, Vermont, Virginia, Washington, West Virginia and Wisconsin have indicated that they are investigating potential state and federal civil claims against the Company and other DRAM suppliers on behalf of state and governmental entities that were direct or indirect purchasers of DRAM and potentially on behalf of other indirect purchasers of DRAM.  The Company is unable to predict the outcome of these lawsuits and investigations.  The final resolution of these alleged violations of antitrust laws could result in significant liability and could have a material adverse effect on the Company’s business, results of operations or financial condition.

On May 5, 2004, Rambus filed a complaint in the Superior Court of the State of California (San Francisco County) against the Company and other DRAM suppliers.  The complaint alleges various causes of action under California state law including conspiracy to restrict output and fix prices on Rambus DRAM (“RDRAM”) and unfair competition.  Tessera also has asserted certain antitrust and unfair competition claims relating to Tessera’s packaging technology.  These complaints seek treble damages, punitive damages, attorneys’ fees, costs, and a permanent injunction enjoining the defendants from the conduct alleged in the complaints.  The Company is unable to predict the outcome of these suits.  A court determination against the Company could result in significant liability and could have a material adverse effect on the Company’s business, results of operations or financial condition.

The Company has accrued a liability and charged operations for the estimated costs of adjudication or settlement of various asserted and unasserted claims existing as of the balance sheet date.  The Company is currently a party to other legal actions arising out of the normal course of business, none of which is expected to have a material adverse effect on the Company’s business, results of operations or financial condition.

In the normal course of business, the Company is a party to a variety of agreements pursuant to which it may be obligated to indemnify the other party.  It is not possible to predict the maximum potential amount of future payments under these types of agreements due to the conditional nature of the Company’s obligations and the unique facts and circumstances involved in each particular agreement.  Historically, payments made by the Company under these types of agreements have not had a material effect on the Company’s business, results of operations or financial condition.

Redeemable Common Stock

In connection with the Company’s acquisition on April 22, 2002, of substantially all of the assets of Toshiba Corporation’s (“Toshiba”) DRAM business as conducted by Dominion Semiconductor L.L.C., the Company issued Toshiba 1.5 million shares of common stock and granted Toshiba an option to require the Company to repurchase the shares for $67.5 million in cash.  During the first quarter of 2004, Toshiba exercised its option and the Company redeemed the 1.5 million shares.

Shareholders’ Equity

Stock Rights:  On September 24, 2003, the Company received $450.0 million, which is included in additional capital in the accompanying consolidated balance sheet, from Intel Corporation (“Intel”) in exchange for the issuance of stock rights exchangeable into approximately 33.9 million shares of the Company’s common stock.  In conjunction with the issuance of the stock rights, the Company agreed to achieve operational objectives through May 2005, including certain levels of DDR2 production and 300mm wafer processing capacity, or be subject to monetary penalties.  The Company has achieved the DDR2 production and 300mm wafer processing milestones and, consequently, does not expect to make any payments to Intel under this agreement.  The shares issuable pursuant to the stock rights are included in weighted average common shares outstanding in the computations of earnings per share.

Common Stock Warrants:  During the fourth quarter of 2001, the Company received $480.2 million from the issuance of warrants to purchase 29.1 million shares of the Company’s common stock.  The warrants entitle the holders to exercise their warrants and purchase shares of Common Stock for $56.00 per share (the “Exercise Price”) at any time through May 15, 2008 (the “Expiration Date”).  Warrants exercised prior to the Expiration Date will be settled on a “net share” basis, wherein investors receive common stock equal to the difference between $56.00 and the average closing sale price for the common shares over the 30 trading days immediately preceding the Exercise Date.  At expiration, the Company may elect to settle the warrants on a net share basis or for cash, provided certain conditions are satisfied.  As of September 1, 2005, there have been no exercises of warrants and all warrants issued remain outstanding.

Accumulated Other Comprehensive Income (Loss):  Accumulated other comprehensive income (loss), net of tax, consists of the following as of the end of the periods shown below:

	2005	2004

Foreign currency translation adjustment	$(0.1)	$(0.1)
Unrealized gain (loss) on investments	(0.2)	(0.3)
Accumulated other comprehensive income (loss)	$(0.3)	$(0.4)

Employee and Director Stock Plans

Stock Options:  As of September 1, 2005, the Company had an aggregate of 159.8 million shares of its common stock reserved for issuance under its various stock plans, of which 119.1 million shares are subject to outstanding options and 40.7 million shares are available for future grants.  Options are subject to terms and conditions as determined by the Company’s Board of Directors.

Stock options granted after June 16, 1999, are generally exercisable in increments of 25% during each year of employment beginning one year from the date of grant.  Stock options granted prior to June 16, 1999, are generally exercisable in increments of 20% during each year of employment beginning one year from the date of grant.  Stock options issued prior to January 19, 1998, expire six years from the date of grant; stock options issued from January 19, 1998 to September 22, 2004, expire ten years from the date of grant; stock options granted after September 22, 2004, expire six years from the date of grant.

Option activity under the Company’s stock option plans is summarized as follows:

	2005		2004		2003
	Number of shares in millions	Weighted average exercise price	Number of shares in millions	Weighted average exercise price	Number of shares in millions	Weighted average exercise price

Outstanding at beginning of year	106.4	$21.88	88.9	$24.17	80.4	$26.96
Granted	16.4	11.93	21.9	12.98	23.5	13.23
Exercised	(0.1)	6.59	(0.7)	12.44	(1.8)	14.39
Cancelled or expired	(3.6)	19.88	(3.7)	26.02	(13.2)	23.02
Outstanding at end of year	119.1	20.58	106.4	21.88	88.9	24.17

Exercisable at end of year	115.7	$20.86	55.2	$27.21	35.6	$28.32

The following table summarizes information about options outstanding as of September 1, 2005:

	Outstanding options			Exercisable options
Range of exercise prices	Number of shares in millions	Weighted average remaining contractual life (in years)	Weighted average exercise price	Number of shares in millions	Weighted average exercise price

$0.75 - $14.02	58.0	6.3	$12.41	54.6	$12.50
14.03 - 22.83	28.8	6.3	19.36	28.8	19.36
23.25 - 34.06	20.8	4.9	29.96	20.8	29.96
34.09 - 40.06	7.3	4.4	36.84	7.3	36.84
40.51 - 96.56	4.2	5.1	66.08	4.2	66.08
	119.1	5.9	20.58	115.7	20.86

Restricted Stock Awards:  As of September 1, 2005, there were 305,000 shares of restricted stock awards outstanding.  The fair value for the restricted shares, all of which were granted during 2005, was $12.17 at grant date.  The restrictions lapse in one-third increments during each year of employment after the grant date.

Stock Purchase Plan:  The Company’s 1989 Employee Stock Purchase Plan (“ESPP”) allows eligible employees to purchase shares of the Company’s common stock through payroll deductions.  Prior to July 1, 2005, shares could be purchased at 85% of the lower of the beginning or ending closing stock prices of each quarterly offering period.  After July 1, 2005, shares can be purchased at 95% of the ending closing stock price of each offering quarterly period.  Shares can be resold when purchased.  Purchases are limited to 20% of an employee’s eligible compensation.  As of September 1, 2005, 26.3 million shares of the Company’s common stock had been issued under the ESPP and 3.2 million shares were available for future issuance under the plan.

Non-Employee Director Stock Incentive Plan:  As of September 1, 2005, 39,957 shares of the Company’s common stock had been issued under the 1998 Non-Employee Director Stock Incentive Plan (“DSIP Plan”) and 460,043 shares were reserved for future issuance under the plan.  Shares are issued under the DSIP plan as compensation to non-employee directors of the Company.

Stock-Based Compensation:  Assumptions used in the Black-Scholes option valuation model to estimate the value of the Company’s options included in pro forma amounts are presented below:

	Stock option plan shares			Employee stock purchase plan shares
	2005	2004	2003	2005	2004	2003

Average expected life in years	4.25	5.50	5.50	0.25	0.25	0.25
Expected volatility	48%	72%	78%	33%	40%	78%
Risk-free interest rate (zero coupon U.S. Treasury note)	3.6%	3.5%	3.0%	2.1%	1.1%	1.2%

Weighted average fair value per share at date of grant:
Exercise price equal to market price	$5.10	$8.54	$9.94	—	—	—
Exercise price less than market price	—	—	—	$2.41	$3.47	$3.22
Exercise price greater than market price	4.72	8.09	9.21	—	—	—
Weighted average exercise price per share:
Exercise price equal to market price	$11.93	$12.97	$13.22	—	—	—
Exercise price less than market price	—	—	—	$9.73	$12.97	$7.92
Exercise price greater than market price	11.50	13.70	13.65	—	—	—

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable and requires the input of subjective assumptions, including the expected stock price volatility and estimated option life.  For purposes of this valuation model, no dividends have been assumed.

Employee Savings Plan

The Company has a 401(k) retirement plan (“RAM Plan”) under which U.S. employees may contribute up to 45% of their eligible pay (subject to IRS annual contribution limits) to various savings alternatives, none of which include direct investment in the Company’s common stock.  Under the plan, the Company matches in cash eligible contributions from employees up to 3% of the employee’s annual eligible earnings, or $1,500, whichever is greater.  The Company may provide additional contributions based on its financial performance.  Contribution expense for the Company’s RAM Plan was $17.6 million, $13.7 million and $12.5 million in 2005, 2004 and 2003, respectively.

Restructure and Other Charges

In 2003, the Company announced a series of cost-reduction initiatives.  The restructure plan included the shutdown of the Company’s 200mm production line in Virginia; the discontinuance of certain memory products, including SRAM and TCAM; and an approximate 10% reduction in the Company’s worldwide workforce.  In 2003, the Company recorded restructure charges of $109.2 million and other restructure-related charges of $7.1 million, including $50.7 million of equipment write-downs, $26.3 million of severance and other termination benefits and $18.6 million of intangible asset write downs.  Substantially all of the restructure charges were in the Memory segment.  The Company recorded net credits to restructure of $1.4 million and $22.5 million in 2005 and 2004, respectively, primarily from sales of equipment associated with the Company’s 200mm production line in Virginia.  The Company substantially completed the restructure plan and paid essentially all costs associated with the restructure plan in 2004 and 2003.

Other Operating (Income) Expense, Net

Other operating income for 2005 includes net gains on write-downs and disposals of semiconductor equipment of $12.7 million and $12.0 million in receipts from the U.S. government in connection with anti-dumping tariffs.  Other operating expense for 2004 includes losses of $17.2 million from changes in currency exchange rates.  Other operating income for 2004 includes $7.2 million from the Commonwealth of Virginia for meeting investment commitments at the Virginia wafer fabrication facility and net gains of $3.9 million on write-downs and disposals of semiconductor equipment.  Other operating expense for 2003 includes net losses on write-downs and disposals of semiconductor equipment of $41.5 million and losses of $10.7 million from changes in currency exchange rates.  Other operating expense for 2003 is net of $14.4 million in receipts from the U.S. government in connection with anti-dumping tariffs.

Income Taxes

Income (loss) before taxes and the income tax (provision) benefit consisted of the following:

	2005	2004	2003

Income (loss) before taxes:
U.S.	$107.7	$(18.8)	$(1,370.0)
Foreign	90.9	250.8	169.8
	$198.6	$232.0	$(1,200.2)

Income tax (provision) benefit:
Current:
U.S. federal	$—	$—	$—
State	(3.3)	(0.3)	(0.8)
Foreign	(17.5)	(11.9)	(4.4)
	(20.8)	(12.2)	(5.2)

Deferred:
U.S. federal	—	—	—
State	—	—	—
Foreign	10.2	(62.6)	(67.8)
	10.2	(62.6)	(67.8)
Income tax (provision)	$(10.6)	$(74.8)	$(73.0)

A reconciliation between income tax (provision) computed using the U.S. federal statutory rate and the Company’s income tax (provision) is as follows:

	2005	2004	2003

U.S. federal income tax (provision) benefit at statutory rate	$(69.5)	$(81.2)	$420.1
State taxes, net of federal benefit	6.3	(8.7)	37.3
Foreign operations	8.6	(43.9)	(21.2)
Change in valuation allowance	(7.2)	(10.6)	(558.8)
Tax credits	28.3	7.4	16.1
Export sales benefit	16.5	15.9	2.2
Resolution of tax matters	—	37.4	18.9
Other	6.4	8.9	12.4
Income tax provision	$(10.6)	$(74.8)	$(73.0)

State taxes reflect investment tax credits of $13.7 million, $9.1 million and $16.8 million for 2005, 2004 and 2003, respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the basis of assets and liabilities for financial reporting and income tax purposes.  The Company’s deferred tax assets and liabilities consist of the following as of the end of the periods shown below:

	2005	2004

Deferred tax assets:
Net operating loss and credit carryforwards	$1,202.0	$1,237.7
Deferred revenue	75.7	13.1
Accrued compensation	39.7	33.9
Inventories	32.6	46.3
Accounts payable	24.5	21.4
Accrued product and process technology	11.5	11.2
Other	88.5	88.2
Gross deferred tax assets	1,474.5	1,451.8
Less valuation allowance	(1,028.9)	(1,004.3)
Deferred tax assets	445.6	447.5

Deferred tax liabilities:
Excess tax over book depreciation	(315.0)	(331.2)
Unremitted earnings on certain subsidiaries	(49.4)	(43.6)
Product and process technology	(38.6)	(31.6)
Other	(16.4)	(23.2)
Deferred tax liabilities	(419.4)	(429.6)

Net deferred tax assets	$26.2	$17.9

Reported as:
Current deferred tax assets	$31.5	$18.5
Long-term deferred tax assets	29.9	41.4
Long-term deferred tax liabilities	(35.2)	(42.0)

Net deferred tax assets	$26.2	$17.9

The Company currently records a valuation allowance against substantially all of its U.S. net deferred tax assets.  As of September 1, 2005, the Company had aggregate U.S. tax net operating loss carryforwards of $2.5 billion and unused U.S. tax credit carryforwards of $140.7 million.  The Company also has unused state tax net operating loss carryforwards of $1.7 billion and unused state tax credits of $137.5 million.  Substantially all of the net operating loss carryforwards expire in 2022 to 2025 and substantially all of the tax credit carryforwards expire in 2013 to 2025.

The changes in valuation allowance of $24.6 million and $11.2 million in 2005 and 2004, respectively, are primarily due to uncertainties of realizing certain U.S. net operating losses and certain tax credit carryforwards.  The change in the valuation allowance in 2005 and 2004 includes $1.7 million and $2.3 million, respectively, for stock plan deductions, which will be credited to additional capital if realized.

Provision has been made for deferred taxes on undistributed earnings of non-U.S. subsidiaries to the extent that dividend payments from such companies are expected to result in additional tax liability.  Remaining undistributed earnings of $657.2 million have been indefinitely reinvested; therefore, no provision has been made for taxes due upon remittance of these earnings.  Determination of the amount of unrecognized deferred tax liability on these unremitted earnings is not practicable.

Earnings (Loss) Per Share

	2005	2004	2003

Net income (loss)	$188.0	$157.2	$(1,273.2)
Redeemable common stock accretion	—	(0.5)	(6.3)
Redeemable common stock fair value adjustment	—	(0.4)	—
Net income (loss) available to common shareholders – Basic	188.0	156.3	(1,279.5)
Net effect of assumed conversion of debt	14.5	—	—
Net income (loss) available to common shareholders – Diluted	$202.5	$156.3	$(1,279.5)

Weighted average common shares outstanding – Basic	647.7	641.5	607.5
Net effect of dilutive stock options and assumed conversionof debt	54.3	4.2	—
Weighted average common shares outstanding – Diluted	702.0	645.7	607.5

Earnings (loss) per share:
Basic	$0.29	$0.24	$(2.11)
Diluted	0.29	0.24	(2.11)

On September 24, 2003, the Company issued stock rights to Intel which are exchangeable into approximately 33.9 million shares of the Company’s common stock.  The shares issuable pursuant to the stock rights are considered outstanding common shares in the computations of basic and diluted earnings per share.  (See “Shareholders’ Equity – Stock Rights” note.)

Listed below are the potential common shares, as of the end of the periods shown below, that could dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share because to do so would have been antidilutive:

	2005	2004	2003

Employee stock plans	117.4	62.8	88.9
Convertible subordinated notes payable	—	53.7	53.7
Common stock warrants	29.1	29.1	29.1

Joint Venture

Since 1998, the Company has participated in TECH Semiconductor Singapore Pte. Ltd. (“TECH”), a semiconductor memory manufacturing joint venture in Singapore among the Company, the Singapore Economic Development Board, Canon Inc. and Hewlett-Packard Company.  As of September 1, 2005, the Company had a 39.12% ownership interest in TECH.  Significant financing, investment and operating decisions for TECH typically require approval from TECH’s Board of Directors.  The shareholders’ agreement for the TECH joint venture expires in 2011.  Under FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities,” TECH does not qualify for consolidation.

TECH’s semiconductor manufacturing facilities use the Company’s product and process technology.  Subject to specific terms and conditions, the Company has agreed to purchase all of the products manufactured by TECH.  The Company generally purchases semiconductor memory products from TECH at prices determined quarterly, based on a discount from average selling prices realized by the Company for the preceding quarter.  The Company performs assembly and test services on product manufactured by TECH.  The Company also provides certain technology, engineering and training to support TECH.  All of these transactions with TECH are recognized as part of the net cost of products purchased from TECH.  The net cost of products purchased from TECH amounted to $651.9 million, $453.8 million and $318.2 million for 2005, 2004 and 2003, respectively.  Amortization expense resulting from the TECH supply arrangement, included in the cost of products purchased from TECH, was $11.7 million, $11.8 million and $9.6 million for 2005, 2004 and 2003, respectively.  Receivables from TECH were $24.0 million and payables to TECH were $51.4 million as of September 1, 2005.  Receivables from TECH were $23.8 million and payables to TECH were $56.8 million as of September 2, 2004.  TECH supplied approximately 25% of the total megabits of memory produced by the Company in 2005.  As of September 1, 2005, the Company had intangible assets with a net book value of $50.3 million relating to the supply arrangement to purchase product from TECH.

Segment Information

In the first quarter of 2006, the Company determined, based on the nature of its operations and products offered to customers, that its reportable segments are Memory and Imaging. The Memory segment’s primary products are DRAM and NAND Flash and the Imaging segment’s primary product is CMOS image sensors.  Segment information reported below is consistent with how it is reviewed and evaluated by the Company’s chief operating decision maker.  The Company does not identify or report depreciation and amortization, capital expenditures or assets by segment.  Prior to the first quarter of 2006, the Company had a single reportable segment.  The information below represents the Company’s reportable segments.

	2005	2004	2003

Net sales:
Memory	$4,577.4	$4,305.5	$3,075.0
Imaging	302.8	98.7	16.3
Total consolidated net sales	$4,880.2	$4,404.2	$3,091.3

Operating income:
Memory	$192.5	$316.6	$(1,141.0)
Imaging	25.0	(66.9)	(45.5)
Total consolidated operating income	$217.5	$249.7	$(1,186.5)

Geographic Information

Geographic net sales based on customer location were as follows:

	2005	2004	2003

United States	$1,657.4	$1,789.2	$1,342.8
Europe	906.3	863.7	612.4
Asia Pacific	899.9	632.9	390.5
China	775.0	559.8	346.4
Japan	380.0	354.8	260.1
Other	261.6	203.8	139.1
	$4,880.2	$4,404.2	$3,091.3

Net property, plant and equipment by geographic area was as follows:

	2005	2004

United States	$3,677.1	$3,514.2
Japan	378.9	460.1
Italy	358.6	457.7
Singapore	261.1	272.0
Other	8.1	8.7
	$4,683.8	$4,712.7

Quarterly Financial Information (Unaudited)

(Amounts in millions except per share amounts)

2005	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net sales	$1,260.3	$1,307.9	$1,054.2	$1,257.8
Gross margin	423.0	354.0	86.6	282.2
Operating income (loss)	174.9	126.4	(130.1)	46.3
Net income (loss)	154.9	117.9	(127.9)	43.1

Diluted earnings (loss) per share	$0.23	$0.17	$(0.20)	$0.07

2004	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net sales	$1,107.2	$991.0	$1,116.8	$1,189.2
Gross margin	286.0	248.2	387.9	392.6
Operating income (loss)	21.7	(7.1)	109.7	125.4
Net income (loss)	1.1	(28.3)	90.9	93.5

Diluted earnings (loss) per share	$0.00	$(0.04)	$0.13	$0.14

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Micron Technology, Inc.

We have completed an integrated audit of Micron Technology, Inc.’s 2005 consolidated financial statements and of its internal control over financial reporting as of September 1, 2005 and audits of its 2004 and 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Micron Technology, Inc. and its subsidiaries at September 1, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended September 1, 2005, in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 8 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.  These financial statements and financial statement schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A Controls and Procedures in the Company’s Annual Report on Form 10-K for the year ended September 1, 2005 that the Company maintained effective internal control over financial reporting as of September 1, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 1, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO.  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.  We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
San Jose, California
November 3, 2005, except as to the “Segment Information” footnote, as to which the date is February 9, 2006

Schedule II

MICRON TECHNOLOGY, INC.

VALUATION AND QUALIFYING ACCOUNTS

(Amounts in millions)

	Balance at Beginning of Period	Charged (Credited) to Costs and Expenses	Deductions/ Write-Offs	Balance at End of Period

Allowance for Doubtful Accounts
Year ended September 1, 2005	$1.9	$0.5	$(0.3)	$2.1
Year ended September 2, 2004	4.8	0.9	(3.8)	1.9
Year ended August 28, 2003	6.2	(0.5)	(0.9)	4.8

Allowance for Obsolete Inventory
Year ended September 1, 2005	$26.4	$26.4	$(29.1)	$23.7
Year ended September 2, 2004	21.4	27.6	(22.6)	26.4
Year ended August 28, 2003	27.1	31.3	(37.0)	21.4

Deferred Tax Asset Valuation Allowance
Year ended September 1, 2005	$1,004.3	$7.2	$17.4	$1,028.9
Year ended September 2, 2004	993.1	10.6	0.6	1,004.3
Year ended August 23, 2003	431.5	558.8	2.8	993.1

The allowance for obsolete inventory excludes any charges for write-downs of work in process and finished goods inventories to their estimated market values.  See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements.”